Exhibit 99.1

OFA Group Enters $7.5 Million Tokenization Platform Services Agreement for Vero Beach, Florida Residential Development Project

Rolling Hills, California – May 14, 2026 — OFA Group, Inc. (NASDAQ: OFAL) (“OFA” or the “Company”), a technology-driven architecture, real estate, and digital asset infrastructure company, today announced that, on May 8, 2026, the Company entered into a Real World Asset Tokenization Service Agreement (the “Agreement”) through its proprietary Hearth RWA tokenization platform with Vero 60 LLC and Vero Beach Land Development LLC (or its designated special purpose vehicle) (the “Client”).

Under the Agreement, the Company will provide blockchain-based tokenization technology infrastructure services in connection with the Client’s residential real estate development project located in Vero Beach, Florida (the “Project”). The Project consists of the redevelopment of an existing agriculture property into a low-density residential community. The projected stabilized value of the completed Project, as estimated by the Client, is approximately $500 million, subject to confirmation by an independent valuation report prior to token issuance. The projected Project value reflects the Client’s estimate for the completed development and does not represent any economic interest of the Company in the underlying real estate.

Platform Technology Fee

As consideration for the technology and tokenization infrastructure services described in the Agreement, the Client has agreed to pay the Company a platform technology fee of $7.5 million (the “Platform Technology Fee”), payable in two installments of $3.75 million each, subject to satisfaction of the milestones specified in the Agreement. The Platform Technology Fee is payable in U.S. dollars or, at the Client’s election, in Bitcoin or USD Coin, in each case as more fully described in the Agreement. The Company has received the first installment of $3.75 million in accordance with the terms of the Agreement.

The Platform Technology Fee:

●	is contractually established under the executed Agreement;

●	is not contingent upon the success of any capital raising, token sale, or investment activity, and is payable solely for access to and use of the Hearth platform and related infrastructure services;

●	is payable in milestone-based installments aligned with platform deployment phases as set forth in the Agreement; and

●	does not represent recognized revenue under U.S. generally accepted accounting principles. Revenue recognition will be determined in accordance with the Company’s accounting policies and applicable accounting standards based on the satisfaction of performance obligations.

Project and Token Structure

Tokenization under the Agreement is contemplated to occur at the pre-development stage of the Project. Digital tokens created under the Agreement are intended by the Client to represent equity or economic interests in a special purpose vehicle designated by the Client to hold the Project, and are not intended to constitute direct ownership of the underlying real property.

The Client, as issuer of the tokens, will be solely responsible for compliance with all applicable federal, state, and foreign securities laws and regulations, including selection of the applicable offering exemption and engagement of qualified securities counsel and any registered broker-dealer or placement agent required for the offering.

Scope of Services

Through the Hearth platform, the Company will provide technology infrastructure services to the Client, which may include:

●	design and technical creation of digital tokens;

●	development and deployment of smart contracts on the applicable blockchain network;

●	maintenance of a digital registry of token issuances on the applicable blockchain network;

●	technical support for the integration of project-related documentation; and

●	implementation of technical features reflecting compliance parameters specified by the Client and its counsel, including transfer restrictions and integrated third-party identity verification tools.

The Company’s role under the Agreement is strictly limited to technology and tokenization infrastructure. The Company does not act, and the Agreement expressly provides that the Company shall not act, as an issuer of securities, broker-dealer, placement agent, investment adviser, exchange operator, or fundraising intermediary. The Company will not solicit, introduce, or refer investors, will not hold custody of investor funds or token proceeds, and will not participate in any capital raising activity. All offering structure, investor solicitation, marketing, regulatory compliance, and reporting obligations are the sole responsibility of the Client and its advisors.

Strategic Significance

The Agreement represents continued commercialization of the Company’s Hearth RWA tokenization platform and reflects ongoing institutional interest in blockchain-based infrastructure for real estate development.

Management Commentary

Larry Wong, Chief Executive Officer of OFA Group, commented:

“We are pleased to support this engagement and to continue demonstrating the capabilities of our Hearth platform as a technology provider for institutional-grade real estate development projects.”

Additional Information

Additional information regarding the Agreement, including a copy of the Agreement filed as an exhibit, is set forth in the Company’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission (the “SEC”) on or about the date of this press release. The description of the Agreement in this press release is qualified in its entirety by reference to the full text of the Agreement as filed with the SEC.

About OFA Group, Inc.

OFA Group, Inc. (NASDAQ: OFAL) is a technology-driven architecture, real estate, and digital asset infrastructure company operating at the intersection of AI, construction, and blockchain. Through its Hearth platform, OFA provides non-custodial real world asset tokenization technology infrastructure for institutional-grade projects, in a strictly technology-focused role.

No Offer or Solicitation

This press release is for informational purposes only and does not constitute an offer to sell, or the solicitation of an offer to buy, any security, token, or other instrument, in any jurisdiction. Any tokens to be issued in connection with the Project, if and when issued, will be issued by the Client (or its designated special purpose vehicle) and not by the Company, and will be subject to all applicable securities laws and to the offering exemption and transfer restrictions determined by the Client and its counsel. No tokens may be offered or sold in the United States absent registration under the Securities Act of 1933, as amended, or an applicable exemption from registration. The Company is not the issuer, sponsor, promoter, or distributor of any such tokens, and the Company makes no representation or warranty regarding the investment merit, regulatory status, financial performance, or market value of any such tokens.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding expected project value, anticipated platform deployment, and potential future revenue. These statements are subject to risks and uncertainties, including regulatory developments, project execution risks, and market conditions. Actual results may differ materially from those expressed or implied.

Contact

Investor Relations

OFA Group

Email: info@ofagroup.com

Website: www.ofacorp.com